Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax (804) 254-3594

PRESS RELEASE

CONTACT	RELEASE

Karen M. L. Whelan	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Announces Agreement for Sale of Non-Tobacco Businesses

Richmond, VA • July 6, 2006 / PRNEWSWIRE

Universal Corporation (NYSE:UVV), announced today that it has reached a definitive agreement to sell the non-tobacco businesses of its subsidiary, Deli Universal, Inc. (“Deli’) to a new company that will be owned by NIBC Principal Investments, which is a part of NIBC Bank N.V., a Netherlands-based merchant bank, and managers of Deli’s non-tobacco businesses. The overall transaction is valued at approximately $540 million based on the March 31, 2006, financial statements.

Universal Corporation (“Universal” or the “Company”) expects the transaction to result in net proceeds, including cash and the assumption of debt, of approximately $520 million. Cash proceeds will be used to reduce debt at closing; however the Board of Directors will consider the possibility of resuming the Company’s share repurchase program based on market conditions and the performance of its business. Actual proceeds could be larger or smaller depending upon the accounts of the businesses at closing. Based on current estimates, the Company expects to record an after-tax loss on this transaction, including selling expenses, of about $25 million in the second quarter of fiscal year 2007.

Closing, which is expected to occur in the fall of 2006, is subject to customary conditions. Completion of the transaction is not subject to financing.

“This agreement is a major step toward sharpening Universal’s focus on its core business,” said Allen B. King, Chairman, President, and Chief Executive Officer of Universal. “We believe this transaction is consistent with our mission of providing value to our shareholders, and is in our shareholders’ long-term interest. We appreciate the contributions the Deli group has made to our Company over the years, and we wish them well as they focus on their lumber and agri-products businesses.”

Universal Corporation

Deli’s non-tobacco businesses include the Company’s lumber and building products distribution business segment, and most of its agri-products segment, including rubber and food trading, tea, and sunflower seeds. Universal is retaining its dried fruits and nuts business in the United States and London. The revenues of Deli’s non-tobacco businesses were $1.4 billion in the fiscal year that ended March 31, 2006. Operating income for these businesses for the same period was approximately $53 million. The businesses employ approximately 3,100 people, primarily in Holland and the United States.

Deutsche Bank is acting as financial advisor to Universal in this transaction. Wachtell, Lipton, Rosen & Katz is acting as primary legal advisor to Universal.

Headquartered in Richmond, Virginia, Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. The Company is one of two leading independent tobacco merchants in the world. Universal Corporation’s gross revenues for the fiscal year that ended on March 31, 2006, were approximately $3.5 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

NIBC is a private merchant bank focused on the mid-market segment in Northwest Europe. NIBC’s business model is aimed at offering innovative corporate finance, risk management, and investment management solutions. Its clients are corporates, financial institutions, institutional investors, and family offices. NIBC has offices in The Hague, London, Brussels, Frankfurt, Greenwich (US), Singapore, and Curaçao, as well as a representation through a strategic partnership in New York. In February 2006, the bank changed its brand name from NIBCapital to NIBC. With the new name, NIBC wants to emphasize the bank’s entrepreneurial and international character.

Certain statements contained in this press release, including the statements regarding the transaction with NIBC Principal Investments are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations and assumptions and are subject to risks and uncertainties, many of which are outside the control of the Company. Actual results could differ materially as a result of many factors, including but not limited to the inability of the parties to secure any required approvals or consents or otherwise to complete the transaction in a timely manner and certain changes in the accounts of Deli’s non-tobacco businesses.

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